Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
PREDICTIVE ONCOLOGY INC.

(a Delaware corporation)

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer of Predictive Oncology Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: Section 4.6 of the Certificate of Incorporation, as amended, of this Corporation is hereby amended and replaced with the following:

4.6        On the effective date of this Certificate of Amendment, the Corporation will effect a reverse stock split (the “Reverse Stock Split”) of its outstanding Common Stock pursuant to which every fifteen (15) issued and outstanding shares of the Corporation’s Common Stock, par value $0.01 (the “Old Common Stock”) shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 (the “New Common Stock”). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby. No fractional shares of the Corporation’s New Common Stock shall be issued as a result of the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share of New Common Stock, the Corporation shall issue one whole share in lieu of such fractional share. The Reverse Stock Split shall not change the total number of shares of stock that the Corporation shall have authority to issue pursuant to Section 4.1 of this Certificate of Incorporation.

FURTHER RESOLVED: That the effective date of this Certificate of Amendment shall be September 29, 2025 at 5:00 PM Eastern Time.

The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to board resolutions approved as of August 7, 2025, in accordance with Section 141 of the Delaware General Corporation Law, and the affirmative vote of a majority of the votes of the shares of common stock at a meeting of stockholders held on September 19, 2025 in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation, as amended, as of September 22, 2025.

PREDICTIVE ONCOLOGY INC.

By:	/s/ Raymond F. Vennare
Raymond F. Vennare, Chief Executive Officer